EXHIBIT 99.01

Colonial Commercial Corp. Enters into Credit and Security Agreement with KeyBank

HAWTHORNE, New Jersey (October 19, 2011) – Colonial Commercial Corp. (the “Company”) (OTCQB: “CCOM,” “CCOMP”), today announced that the Company has signed a three-year $15,000,000 revolving loan facility with KeyBank National Association. The facility bears interest at 2.75% above the Eurodollar rate or 0.25% above the base rate, and is secured by a first lien on substantially all of the Company’s assets. It replaces the Company’s prior loan facility with Wells Fargo Bank.

Borrowings under the new KeyBank facility will be tied to a borrowing base of up to 85% of eligible accounts receivable, plus up to 55% of the lower of cost or market (whichever is lower) of the eligible inventory, subject to an overall inventory advance limit of $6,500,000, minus designated reserves. The Company is also obligated to maintain a fixed charge coverage ratio of 1.00 to 1.00 from October 31, 2011 through September 29, 2012 and 1.10 to 1.00 from and after September 30, 2012, as well as a consolidated net worth of at least $2,800,000.

William Pagano, Chief Executive Officer of the Company, said, “This new credit facility provides the Company with additional cash availability, and should enable us to improve vendor relationships and take further advantage of cash discounts and special purchasing programs.”

About Colonial Commercial Corp.

Colonial distributes heating, ventilating and air conditioning, (“HVAC”), equipment, parts and accessories, climate control systems, customized control panels, and plumbing and electrical supplies and equipment to professional contractors in the states of New York, New Jersey, Massachusetts, Connecticut and eastern Pennsylvania through its subsidiaries; Universal Supply Group, Inc., www.usginc.com, The RAL Supply Group, Inc., www.ralsupply.com, American/Universal Supply Division, www.ausupplyinc.com, and S&A Supply, Inc., www.sasupplyinc.com. The Company also distributes home appliances to dealer groups and appliance stores through its Goldman Universal division. The Company is headquartered in New Jersey, and, with its affiliates, operates out of 19 locations in its geographic trading area.  For more information on Colonial’s operations, products and/or services, please visit www.colonialcomm.com.

Safe Harbor Statement

The foregoing press release may contain statements concerning Colonial Commercial Corp.’s financial performance, markets and business operations that may be considered "forward-looking" under applicable securities laws. Colonial cautions readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from any results that are projected in the forward-looking statements include the following: continued acceptance of the company's products in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission.  These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in Colonial's periodic reports and registration statements filed with the Securities and Exchange Commission. Colonial undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.

For further information, please contact William Pagano, Chief Executive Officer, or
William Salek, Chief Financial Officer, at (973) 427-8224.